FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-33413

                           Clover Leaf Financial Corp.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

               200 East Park Street, Edwardsville, Illinois 62025
                                 (618) 656-6122
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                       n/a
                                       ---
       Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)   [x]                   Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]                   Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                   Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [ ]


         Approximate number of holders of record as of the certification or notice date: 164

         Pursuant to the requirements of the Securities Exchange Act of 1934, Clover Leaf Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 28, 2004                 By: /s/ Dennis M. Terry
                                            ------------------------------------
                                            Dennis M. Terry, President and Chief
                                               Executive Officer